SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2004

Martek Biosciences Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22354	52-1399362

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6480 Dobbin Road Columbia, Maryland	21045

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 740-0081

(Former name or former address, if changed since last report)

MARTEK BIOSCIENCES CORPORATION

Item 5. Other Items and Required FD Disclosure.

     On April 19, 2004, Martek Biosciences Corporation issued the press release attached hereto as Exhibit 99.1 announcing that it has entered into a new agreement with DSM Food Specialities B.V. (DSM) extending the existing relationship between the two companies involving the production and supply of arachidonic acid (ARA), a long-chain fatty acid which in combination with docosahexaenoic acid (DHA), supports infant brain development. The press release is incorporated herein by this reference.

We have summarized below the material terms of the new agreement with DSM:

•	The initial term of the agreement is fifteen (15) years.

•	Martek will purchase all of its ARA requirements from DSM, subject to the following conditions and exceptions: (i) Martek, by itself or through certain third party toll manufacturers, has the unlimited right to produce ARA for inventory, (ii) Martek has the right, beginning in 2005, to sell up to 100 metric tons of such ARA production per year, and (iii) at any time Martek has the right to sell such ARA production to the extent DSM does not supply sufficient ARA to meet Martek’s demands.

•	Martek will pay DSM its cost per unit of ARA plus an agreed upon markup. Costs per unit will be fixed annually based on the cost of ARA for the prior year and Martek’s projected orders for the forthcoming year.

•	Martek will be responsible for reimbursing DSM for certain start-up costs for the production of ARA at DSM’s Belvidere, N.J. facility with a maximum reimbursement of $1 million.

•	Martek grants DSM an exclusive license under certain of its patents and intellectual property rights for the production of products containing ARA that are not for human consumption, including animal feed products.

•	DSM grants Martek an exclusive license under certain of its patents and intellectual property rights, including a license to its fungal strain and associated fermentation, harvesting, and drying technology (“Technology Licenses”) for the production of products containing ARA that are intended for human consumption, including infant formula products.

•	Martek will pay DSM a one-time technology transfer fee of $10 million for the Technology Licenses. The technology transfer fee is payable as follows: $4 million up front; $4 million on November 2, 2004; and $2 million on November 2, 2005. The technology transfer fee will be amortized over the life of the agreement.

•	Martek and DSM will contribute their complementary resources to cooperative marketing and joint research and development efforts to expand the applications and fields of use for ARA. Both parties would share in the economic benefits of such efforts.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

The following is filed as an exhibit to this current report on Form 8-K:

99.1 Press Release, issued April 19, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTEK BIOSCIENCES CORPORATION

Date: April 19, 2004	By:	/s/ Peter L. Buzy
Peter L. Buzy
Chief Financial Officer